Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
Monday, November 19, 2007	TRADED: Nasdaq
LANCASTER COLONY SELLS CONSUMER AND FLORAL GLASS OPERATIONS
     COLUMBUS, Ohio, Nov. 19 — Lancaster Colony Corporation (Nasdaq: LANC) announced today that, as part of its strategic alternative review of nonfood operations, it has sold most of the consumer and floral glass operating assets of its Indiana Glass Company and E.O. Brody Company subsidiaries. The buyer is an affiliate of The Anchor Hocking Company, a portfolio company of Monomoy Capital Partners, L.P. and a leading North American designer, manufacturer and distributor of glassware to the retail, foodservice and specialty markets. Products associated with these operations generated net sales of approximately $53 million during the fiscal year ended June 30, 2007, and these sales were modestly accretive to the fiscal 2007 operating results.
     John B. Gerlach, Jr., chairman and CEO of Lancaster Colony, said, “Similar to a number of fiscal 2007 divestitures, this sale is consistent with our objective to concentrate our future effort and investment in the food sector.”
     This cash transaction is expected to result in a pretax loss of approximately $5 — $7 million, pending customary post-closing adjustments.
     We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward—looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control including the strength of the economy, changes in the financial markets, slower than anticipated sales growth, the extent of operational efficiencies achieved, the success of new product introductions, price and product competition, and increases in energy and raw-material costs. Management believes these forward-looking statements to be reasonable; however, undue reliance should not be placed on such statements that are based on current expectations. We undertake no obligation to update such forward-looking statements. Specific influences relating to forward-looking statements in this news release are numerous, including the uncertainty regarding the extent of post-closing adjustments and the performance of the buyer under the related supply agreements. More detailed statements regarding significant events that could affect our financial results are included in our annual report on Form 10-K as filed with the Securities and Exchange Commission.
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FOR FURTHER INFORMATION:	Investor Relations Consultants, Inc. Phone: 727/781-5577 or E-mail: lanc@mindspring.com